Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES $550 MILLION SENIOR NOTES OFFERING

Denver, Colorado – November 13, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it has launched an offering for $550 million of senior notes due 2025 (the “2025 Senior Notes”).  The offering of the 2025 Senior Notes, which is subject to certain customary conditions, will be made only to persons believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.  The 2025 Senior Notes will be general unsecured obligations of the Company and guaranteed on a senior basis by certain of the Company’s existing and future domestic subsidiaries.

Resolute intends to use the net proceeds from the 2025 Senior Notes, together with cash on hand, to redeem all of its outstanding 8.50% senior notes due 2020 (the “Existing Notes”) and to pay related fees and expenses.

The 2025 Senior Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and the 2025 Senior Notes may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release does not constitute a notice of redemption for purposes of the indenture governing the Existing Notes. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Cautionary Statements

The statements in this press release relating to the use of proceeds from the offering are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com

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